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                                                                   EXHIBIT 99.1

NABORS INDUSTRIES
News Release

HOUSTON, TEXAS, JULY 6, 1999, - Nabors Industries Inc. today announced that it was commencing a cash tender offer for all outstanding 11% Senior Notes issued by Nabors' wholly-owned subsidiary, Bayard Drilling Technologies, Inc. The offer will expire on August 3, 1999, unless extended. The price offered is $1,110 per $1,000 Note, plus interest on such amount from and including July 2, 1999 to but excluding the date of payment, at a per annum rate of 5.0%. The offer is conditioned upon, among other things, the tender of at least 84% of the outstanding Notes and the receipt of consents necessary to eliminate or modify certain restrictive covenants in the Notes indenture. Holders of Notes who desire to tender must consent to the indenture amendments.

In connection with the offer, Nabors has reached an agreement with the holders of $82,750,000 of the Notes. Under this agreement, subject to Nabors consummating the offer, these Note holders have agreed to tender all of their Notes in the Nabors offer, to consent to the indenture amendments and to accelerate the Notes if Bayard does not pay the June 30, 1999 interest payment on or before July 30, 1999. If the Notes are accelerated, holders would only be entitled to receive 100% of the outstanding principal amount thereof, plus accrued interest thereon. Tenders and consents from these Note holders would satisfy the minimum tender and consent conditions to the offer even if no other Notes are tendered or consents received. In addition, an affiliate of Nabors owns $4,200,000 principal amount of the Notes.

The depositary for the offer shall be U.S Trust Company of Texas N. A. The offer is eligible for the Depository Trust Company (DTC) Automated Tender Offer Program (ATOP).

Nabors companies actively market over 470 land drilling rigs worldwide. Offshore, the Company operates 25 platform rigs, six jack-ups and two barge drilling rigs. The Company participates in most of the significant oil, gas, and geothermal drilling markets in the world. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield engineering, civil construction, logistics and facility maintenance, and project management services.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are also subject to certain risks and uncertainties, as disclosed by Nabors from time to time in their respective filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated in or implied by such forward-looking statements.
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Nabors' stock is listed on the American Stock Exchange (NBR). For further information, please contact Dennis A. Smith at Nabors at (281) 874-0035. To request Investor Materials, call (281) 775-8000 - extension 6363.